Execution Version 1 LEASE TERMINATION AGREEMENT Somerset Operating Company, LLC (“Landlord”) and Lake Mariner Data LLC (“Tenant”) enter into this Lease Termination Agreement (the “Agreement”) as of October 9, 2024 (the “Termination Date”). The Landlord and Teant are herein referred to as the “Parties” and each, a “Party”. 1. Termination. Landlord and Tenant hereby terminate that certain lease (the “Lease”) between Landlord and Tenant dated June 1, 2021, as amended by that certain First Amendment to Lease Agreement dated February 14, 2022, Second Amendment to Lease agreement dated July 1, 2022, and Third Amendment to Lease Agreement dated April 9, 2024, effective immediately. 2. Effect of Termination. As of the Termination Date, Landlord and Tenant each hereby agree that the Lease shall terminate as if the Termination Date and such Party shall have no further rights or obligations under such Lease. Each of Tenant and Landlord hereby releases and surrenders all rights and interests under the Lease, and following the Termination Date, the Lease shall be of no further force or effect. 3. Release. Effective as of the Termination Date, Landlord and Tenant hereby mutually release each other, together with all affiliates, parents, subsidiaries, members, directors, officers, employees, consultants, agents, heirs, legal representatives, successors and assigns, of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature, known or unknown, that currently exist or have or could in the future arise under or in connection with the Lease after the Termination Date. 4. Lease Termination Payment. In exchange for Landlord’s willingness to terminate the Lease and negotiate and enter into a new lease with Tenant, Tenant shall pay Landlord such additional amounts agreed to by Tenant and Landlord in any such new lease executed and delivered by the Parties hereafter. 5. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. (b) This Agreement may be executed in any number of counterparts, and each such counterpart shall be effective as to each Party that executes same whether or not all Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from the various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. Copies of signatures of the Parties, whether by facsimile, photocopy, electronic scans or other electronic delivery in portable document format (PDF), shall be treated as originals for all purposes. (c) If any provision of this Agreement is held to be invalid, illegal or unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed invalid, illegal or unenforceable, and in all other respects this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. [Signature pages follow]

Signature page to Somerset – Lake Mariner Data Lease Termination Agreement The Parties hereby execute this Agreement effective as of the Termination Date. LANDLORD: SOMERSET OPERATING COMPANY, LLC By: /s/ Paul Prager Name: Paul Prager Title: President

Signature page to Somerset – Lake Mariner Data Lease Termination Agreement TENANT: LAKE MARINER DATA LLC By: /s/ Kenneth Deane Name: Title: Kenneth Deane Chief Financial Officer